EXHIBIT 10.22

Amendment No. 1

To

Traditional Program Business

Amended and Restated

Quota Share Reinsurance Agreement

This is Amendment Number 1 (this “Amendment”), dated as of the date set forth below, to the Amended and Restated Traditional Program Business Quota Share Reinsurance Agreement (“Agreement”), dated August 30, 2006, by and among Tower Insurance Company of New York, and Tower National Insurance Company (collectively the “Company”) and CastlePoint Reinsurance Company, Ltd. (“Reinsurer”), effective as of April 1, 2006.

RECITALS

A.                                   The parties entered into the Agreement effective as of April 1, 2006, whereby the Reinsurer agreed to reinsure Traditional Program Business written by the Company subject to the terms and conditions as set forth in the Agreement.

B.                                     The parties now desire to further amend the Agreement in accordance with paragraph B of Article XXIV of the Agreement.

Now therefore, in consideration of the foregoing, of the mutual covenants and undertakings as set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.               Amendment

A.            Effective April 1, 2006, Article V, Exclusions, paragraph K is revised to read as follows:

“Pollution loss or liability excluded by the provisions of the applicable ISO Pollution Exclusionary language drafted by the Company in use at the time the policy involved is written or renewed and where available per filed rule and not precluded by regulatory constraint.  Further, the Reinsurer agrees that this exclusion shall not apply in any case where the Company has included such language in an original policy and/or as an endorsement to an original policy but has sustained a loss as a result of such exclusionary language being declared invalid or inapplicable by a court of law.”

B.            Effective July 1, 2006 Article VI, Reinsurance Coverage, paragraph A is revised to read as follows:

“Upon the contribution of capital to the Reinsurer by its parent in the amount of at least $156 million, the Company shall automatically and obligatorily cede to the Reinsurer, and the Reinsurer shall be obligated to accept as assumed reinsurance, a 50% quota share portion of the Net Liabilities with respect to such Policies, subject to adjustment as set forth below. The Company may, in its sole discretion, change the quota share participation of the Reinsurer from time to time as of any six month anniversary date of the effective date of this Agreement upon not less than thirty (30) days prior written notice to the Reinsurer, unless such notice is waived by the Reinsurer, and provided, however, that the Company and the Reinsurer may agree to change the Reinsurer’s quota share participation as of any calendar quarter with all such changes being affixed to the Agreement; provided further, however that the quota share participation of the Reinsurer shall at all times during the term of this Agreement be a minimum of 50% and a maximum of 75%; and provided further that the Reinsurer’s quota share participation does not exceed $50 million of gross written premium for the 12 month period ended March 31, 2007, with such maximum amount subject to a 25% growth factor per 12 month period thereafter.  If the Reinsurer’s quota share participation maximum of $50 million (subject to growth factor) is attained in any twelve month period ended March 31, then the quota share participation percentage, which shall apply to all premiums and losses on a pro-rated basis for such period, shall be decreased for that 12 month period even if such participation is below 50%. Each such change shall apply to Policies issued or renewed after the effective date of such change. Notwithstanding the foregoing, if the Company writes business of the type that it has historically not written or writes more than 25% of its gross written premiums outside the state of New York in any 12 month period ending on the anniversary date of this Agreement, then the Reinsurer has the right to refuse to reinsure such business that the Company has not historically written and such excess business written outside the State of New York.

The quota share participation of the Reinsurer effective July 1, 2006 shall apply to new and renewal business written by the Company after July 1, 2006.”

C.            Effective July 1, 2006, Article VII, Reinsurance Premium, is revised to read as follows:

“As premium for the reinsurance provided by this Agreement, the Company shall cede to the Reinsurer an amount equal to the Reinsurer’s quota share assumption of the Net Written Premium of the Company for the Business Covered by this Agreement. If, after allowance for the ceding commission as set forth below in Article VIII, the reinsurance premium is insufficient to cover losses (including loss adjustment expenses) attributable to the Business Covered under this Agreement, the Company shall make an additional premium payment to the Reinsurer in an amount that is equal to the product of the Reinsurer’s assumed share times the excess of losses over the reinsurance premium paid. To the extent that the reinsurance premium paid to Reinsurer is in excess of losses paid attributable to the Business Covered under this Agreement, the Reinsurer shall return to the Company an amount that is equal to the product of the reinsurance premium paid less losses paid times the Company’s retained cession.”

D.            Effective July 1, 2006, Article VIII, Ceding Commission, is revised to read as follows:

“ARTICLE VIII  CEDING COMMISSION

The Reinsurer shall allow the Company a ceding commission on all premiums ceded hereunder which shall be an amount equal to the product of Company’s retained quota share percentage, as determined pursuant to Article VI for the current period, times actual commissions paid to agents or brokers, premium taxes, guarantee fund assessments, fees and assessments for boards, bureaus and associations, fees and assessments for industry and residual markets, and other similar expenses incurred by the Company on all premiums ceded hereunder but after deduction of ceding commissions or expense reimbursement amounts recovered under Existing Reinsurance. Ceding commissions also will include an additional amount of Other Underwriting Expenses equal to direct charges incurred by the company for travel, underwriting, and other expenses directly incurred by the Company to underwrite Traditional Programs.  These Other Underwriting Expenses will be reimbursable by the Reinsurer and included as part of ceding commissions only after an accounting of these Other Underwriting Expenses for each Traditional Program is provided and approved by the Reinsurer.”

E.             Effective January 1, 2007, Tower National Insurance Company shall be neither a party nor a company within the definition of Company and shall not cede any premiums or losses directly to the Reinsurer.

F.             The first sentence of Article III, paragraph A, shall read “This Agreement is effective 12:01 a.m., Eastern Standard Time, April 1, 2006 (the Effective Date”) and shall have a term of four (4) years.

2.               Miscellaneous

A.            Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect without modification thereto.

B.            This Amendment may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

C.            This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed according to the laws of the State of New York, exclusive of the rules with respect to conflict of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Reinsurer have caused this Amendment to be executed.

TOWER INSURANCE COMPANY OF NEW YORK

By:	/s/ Francis M. Colalucci
Name:	Francis M. Colalucci
Title:
Date:

TOWER NATIONAL INSURANCE COMPANY

By:	/s/ Francis M. Colalucci
Name:	Francis M. Colalucci
Title:
Date:

CASTLEPOINT REINSURANCE COMPANY, LTD.

By:	/s/ Joel S. Weiner
Name:	Joel S. Weiner
Title:
Date: